EXIBIT 99.1

                                  NEWS RELEASE
                                  July 26, 2006

                   PYR ENERGY REPORTS NEW MANAGEMENT POSITIONS

     DENVER - PYR Energy Corporation (AMEX:PYR) today announced the appointment of Kenneth R. Berry, Jr. as interim Chief Executive Officer and President. Jane
M. Richards has been appointed Chief Financial Officer. Scott Singdahlsen has resigned these positions in order to focus his efforts on the Company's exploration and development programs. Mr. Singdahlsen has also resigned his position as director.

     Mr Singdahlsen is a founder of PYR Energy, and has served as President, CEO and a director since its inception. The Board is pleased that Mr. Singdahlsen has chosen to remain employed by the Company, where he will be able to devote his full-time efforts to the Company's oil and gas prospects.

     Mr. Berry joined PYR in 1997 and has served as Vice President of Land since 1999. Prior to joining the Company, Mr. Berry served as the managing land consultant for Swift Energy Company in the Rocky Mountain Region. He began his career in the Land Department with Tenneco Oil Company after earning a B.A. degree in Petroleum Land Management at the University of Texas - Austin.

     Jane Richards joined PYR as Controller in 2005. She was subsequently appointed Principal Accounting Officer. Prior to joining PYR, Ms. Richards held supervisory accounting and financial reporting positions with several oil companies, most recently with Tipperary Corporation and Williams Companies Inc. She received a B.S. degree in Accounting from the University of Denver.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, the Texas and Oklahoma Panhandle, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release and the Company's website contain forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release and the Company's website include the opinions of PYR Energy and does not necessarily include the views of any other person or entity.

Contact:                                               1675 Broadway, Suite 2450
                                                               Denver, CO  80202
Kenneth R. Berry, Jr., Interim CEO
303.825.3748                                                  Fax:  303.825.3768